Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-15190 and 333-134206 on Form S-3; in Registration Statement Nos. 333-40796, 33-54307, 333-95035, 333-91786 and 333-13809 on Form S-8; and in Registration Statement No. 2-96386 on Form S-14 of our report dated February 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158), relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2006.
Phoenix, Arizona
February 28, 2007

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP